UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 19, 2007

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 19, 2007 Spare Backup, Inc., a developer and marketer of a line of software products specifically designed for the small business, home business users and consumers, entered into a one year promotional agreement with VistaPrint Limited (Nasdaq:VPRT), a leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers.

Under the terms of the agreement, following the completion of a customer transaction on its web site VistaPrint may offer its customers a free 30-day trial of our Spare Backup service. VistaPrint customers who opt-in for the free trial will then be offered the opportunity to convert to a paid subscription to the service following the trial period, at a subscription price of $6.99 per month. It is anticipated that the promotional offer will be available on the VistaPrint web site beginning on October 23, 2007. We will pay VistaPrint a bounty for each converted qualified lead. The agreement is automatically renewable for successive six month terms, unless a 30 day notice of non-renewal is made by either party, and may be terminated by either party for any reason during the period up to and including 21 days following the expected launch date. Thereafter, the agreement may be terminated by either party upon 30 days notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: October 24, 2007	By: /s/ Cery Perle
Cery Perle,
Chief Executive Officer and President